Exhibit 99(A)

Contacts:	Bill White, Sprint 913-624-2226
		Mark Bonavia, Sprint 913-624-3552
		Tom Murphy, Sprint PCS 816-559-6703


						For Immediate Release

SPRINT TO ASSUME OWNERSHIP, MANAGEMENT CONTROL OF SPRINT PCS

Sprint, cable partners reach restructuring agreement
Sprint to create new wireless stock


KANSAS CITY, Mo., May 26, 1998 - Sprint Corporation today announced an agreement to assume ownership and management control of Sprint PCS, its wireless joint venture with Tele-Communications, Inc. (TCI), Comcast Corporation and
Cox Communications Inc. Sprint will issue shares of a new common stock that tracks Sprint's wireless operations
("Sprint PCS Stock") to the cable partners in exchange for their interests and to the public in an initial public offering later this year.
	"Sprint PCS has taken the lead as the only wireless provider with the licenses to provide PCS service throughout the entire United States.  Sprint PCS has
achieved outstanding results, currently serving more than
1.2 million customers," said William T. Esrey, Sprint's chairman and chief executive officer.
	"The addition of Sprint PCS as a full part of Sprint helps fulfill our strategic vision of being a full-service communications provider and reflects our willingness to lead and define the communications company of the future,"
he said.   "This agreement positions Sprint to be the only
carrier with nationwide PCS and long distance wireline services. The operating efficiencies resulting from Sprint's ability to package wireless, long distance and Sprint's local service will Sprint to Assume Ownership, Management Control of Sprint PCS give Sprint a significant competitive advantage and customers increased simplicity in selecting services from one carrier.
	"The creation of the Sprint PCS Stock provides a new means for investors to participate in a rapidly growing segment of the communications industry," Esrey said. "By establishing this new equity, the marketplace will help highlight the value we are creating with our investment in PCS. At the same time, the strong growth in our wireline operations, which will be separately tracked and continue to be reported as Sprint FON Stock, will also become more visible to the investment community."

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Sprint To Assume Ownership, Management Control Of Sprint PCS

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		Sprint's steps towards management control

	Under a restructuring agreement reached by the four
partners, Sprint will assume full ownership and management
control of Sprint PCS in a series of steps over the next several months.
	First, Sprint will issue Sprint PCS Stock to track the performance of the combined wireless operations. Initially, the cable partners will receive a 47 percent economic interest in
Sprint PCS Stock in exchange for their interests in Sprint PCS
and PhillieCo.  Sprint's initial share will be 53 percent.   The
cable partners will not have special governance rights in Sprint
PCS or the Sprint Corporation and will be issued low vote
(1/10 vote) shares.
	The next step will be to combine, under the Sprint PCS name, Sprint PCS, PhillieCo (a partnership of Sprint, TCI and Cox offering PCS service in the Philadelphia MTA) and the PCS licenses wholly-owned by Sprint through its subsidiary SprintCom. The combined operation will include PCS licenses serving the entire continental United States, Alaska, Hawaii, Puerto Rico and the U.S. Virgin Islands.
	The agreement also contemplates an initial public offering of the Sprint PCS Stock to occur concurrently with the above steps. The IPO would be targeted to raise between $500 million and $1 billion for Sprint PCS. The ownership split established after the initial allocation of shares (i.e., the 53-47 split) would be proportionately reduced by the amount of ownership interests issued in connection with the IPO.
	Approximately 90 days after the restructuring and the IPO, Sprint will recapitalize itself with two new common stocks. Sprint FON Stock will track the performance of Sprint's local and long distance operations, as well as its directories and distribution businesses, emerging businesses and Global One joint venture.
Sprint PCS Stock will track Sprint's wireless holdings.
	It is expected that each share of existing Sprint common stock will be converted into one share of Sprint FON Stock and a fractional share of Sprint PCS Stock in a tax-free transaction. Sprint shareholders will then own shares of both the Sprint FON Stock and Sprint PCS Stock. The restructuring agreement provides Sprint with the option to reverse the sequence of the public offering and the recapitalization. The transaction is subject to approval by Sprint shareholders.

		New stock classifications and transaction phases

	The Sprint PCS Stock will be divided into three categories to reflect different voting rights and the special rights previously granted to France Telecom and Deutsche Telekom. Public shareholders of Sprint PCS Stock have full voting rights. The voting power of Sprint FON shares and Sprint PCS shares is based on aggregate relative market values of the two stocks.

	*Series 1 PCS (full vote per share) to be held by Sprint
	 shareholders and the public
	*Series 2 PCS (1/10 vote of Series 1; full voting in class votes only) issued to TCI, Cox and Comcast in exchange for their interests in Sprint PCS and PhillieCo.
 	*Series 3 PCS (full vote per share) to be held by France Telecom and Deutsche Telekom

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Sprint to Assume Ownership, Management Control of Sprint PCS

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	At the time of the restructuring and the IPO, France Telecom and Deutsche Telekom will purchase a sufficient number of Series 3
PCS shares to maintain their overall 20 percent voting interest in Sprint, consisting of 20 percent voting interests in shares of both Sprint FON Stock and Sprint PCS Stock.
	According to Sprint PCS chief executive officer Andrew Sukawaty, the restructuring is a positive step for Sprint PCS and its employees. "Sprint PCS will be able to fully leverage Sprint's broad marketing reach, distribution channels, network assets and communications expertise."
	"Together, Sprint, TCI, Cox and Comcast have supported the business and management of Sprint PCS allowing us to build and launch one of the most successful wireless ventures in history," Sukawaty said. "I'm pleased that the partners have reached an agreement that allows each of them to be rewarded for their pioneering investment in PCS."
	Sprint is a global communications company - at the forefront in integrating long distance, local and wireless communications services - and one of the world's largest carriers of Internet traffic. Sprint built and operates the United States only nationwide all-digital, fiber optic network and is the leader in advanced data communications services. Sprint has $15 billion in annual revenues and serves more than 16 million business and residential customers.

				Transaction supplement

	The Sprint PCS and Sprint FON stocks would be Sprint Corporation common stocks. Each of these stocks would have its own
stock exchange listing and be traded separately.   These stocks are
distinguished from other common stocks by the fact that they track the financial performance of part of the overall business, but do not represent direct interests in tracked assets and businesses. The tracked units are part of the same company, and are overseen by the same board of directors. The owners of these stocks do share a claim on overall corporate assets with Sprint to Assume Ownership, Management Control of Sprint PCS other stock classes. Except in very limited circumstances where class votes are required, the holders of Sprint FON Stock and Sprint PCS Stock will vote as a group.
	 Financial performance of Sprint PCS and Sprint FON would be disclosed in separate financial statements. Sprint Corporation would also continue to report consolidated financial results.
	Under the proposed stock restructuring, it is expected that Sprint would generally borrow on a consolidated basis at the parent company level and then advance funds as required to Sprint PCS at rates and on other terms substantially equivalent to the terms Sprint PCS would be able to obtain from third parties as a wholly-owned subsidiary of Sprint Corporation. As a result, Sprint PCS would likely be able to finance its growth with lower financing costs than if it were an independent company. Financing costs for Sprint FON are not expected to be materially impacted by Sprint PCS debt.
	At the end of April, Sprint PCS had pro forma debt outstanding of approximately $5 billion.

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Sprint to Assume Ownership, Management Control of Sprint PCS

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	Cash dividends are expected to continue to be distributed
at current levels for Sprint FON Stock; cash dividends are not expected to be declared on Sprint PCS Stock for the foreseeable future.
	Following the restructuring, Sprint will allocate income tax benefits and expenses to Sprint FON and Sprint PCS operations based upon their respective effect on consolidated income taxes of Sprint.
	A spin off of the Sprint PCS operations within two years of the restructuring would require a vote of the shareholders of Sprint PCS stock. Sprint has committed to refrain from converting Sprint PCS Stock into Sprint FON Stock for the first three years.
In year four, Sprint would be able to convert Sprint PCS Stock at a 10 percent premium and, thereafter, based upon a determination of fairness to each class.
	The transaction provides the cable partners with registration rights that, if used by the cable partners, will permit the monetization of their Sprint PCS holdings through equity offerings or through derivatives. The cable partners are committed to typical lock-up periods for public sales. If Series 2 shares are transferred by a cable partner, the transferred shares become full vote Series 1 shares.
	With the restructuring of Sprint's businesses, certain policies have been adopted to achieve fair treatment of material matters between the holders of Sprint FON and Sprint PCS stock.
A Capital Stock Committee of Sprint's Board of Directors will be established to interpret, make decisions under and oversee implementation of these policies.
	France Telecom and Deutsche Telekom will retain their existing Class A Common Stock. Following the recapitalization, the Class A Common Stock will represent interests in both the Sprint FON Stock and the Sprint PCS Stock. Dividends on the Class
A Common Stock will be based on the dividends paid on the underlying stocks. Likewise, voting rights of the Class A Common Stock will be based on the voting power of the underlying stocks.
	France Telecom and Deutsche Telekom together have anti-dilution rights allowing them to maintain a 20 percent interest in Sprint Corporation. Stock purchases at or subsequent to closing will be in voting Sprint FON Stock and Sprint PCS Stock. Board representation for France Telecom and Deutsche Telekom would be based on the aggregate voting power of the Class A Common Stock, the Sprint FON Stock and the Sprint PCS Stock.


	Sprint's financial advisors for this transaction were SBC
	   Warburg Dillon-Read Inc., and Salomon Smith Barney.
		Sprint's legal advisor was King & Spalding.